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                                                                       Exhibit 5


                  [LETTERHEAD OF SIMPSON THACHER & BARTLETT]


                                                                  April 26, 1999

Heidrick & Struggles International, Inc.
233 South Wacker Drive - Suite 4200
Chicago, Illinois 60606-6303

Ladies and Gentlemen:

     We have acted as counsel to Heidrick & Struggles International, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance and sale by the Company of 3,700,000 shares (the "Company Shares") of Common Stock, par value $.01 per share and the sale by certain stockholders of the Company (the "Selling Stockholders") of 500,000 shares of Common Stock (the "Selling Stockholder Shares") (the Company Shares and the Selling Stockholder Shares, together with any additional shares of such stock that may be sold by the Company or the Selling Stockholders pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the "Shares").

     We have examined the Registration Statement and a form of the share certificate, which has been filed with the Commission as an exhibit to the Registration
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Heidrick & Struggles International, Inc.                          April 26, 1999

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Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (1) when the Board of Directors (the "Board") and the stockholders of the Company have taken all necessary corporate action to authorize and approve the issuance of the Shares and (2) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Company Shares will be validly issued, fully paid and nonassessable. The Selling Stockholders Shares have been validly issued and are fully paid and nonassessable.

     We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General
Corporation Law.
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Heidrick & Struggles International, Inc.                          April 26, 1999

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      We hereby consent to the filing of this opinion letter as Exhibit 5 to the
Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                         Very truly yours,

                                         /s/ Simpson Thacher & Bartlett
                                         SIMPSON THACHER & BARTLETT